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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Bentson Contracting Company:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Peter Kiewit Sons', L.P. and Peter Kiewit Sons' GP, Inc. of our report dated August 16, 2002, with respect to the balance sheets of Bentson Contracting Company as of December 29, 2001 and December 30, 2000, and the related statements of earnings, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 29, 2001, and the related financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in such Registration Statement.


/s/ KPMG LLP

KPMG LLP


Omaha, Nebraska
October 24, 2002